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                                                                   Exhibit 8

                                [Letterhead]


October 12, 1998

Family Bargain Corporation
4000 Ruffin Road
San Diego, California  92123-1866

Re:  Rights Offering of Family Bargain Corporation

Ladies and Gentlemen:

You have requested our opinion with respect to certain federal income tax matters in connection with (i) a proposed merger (the "Merger") of General Textiles, Inc., into Family Bargain Corporation (the "Company") in accordance with a Plan and Agreement of Merger dated June 18, 1998, and (ii) a proposed issuance of 800,000 shares of post-Merger Common Stock, par value $.01 per share, of the Company (or, if the Merger does not take place, 3,000,000 shares of current Common Stock, par value $.01 per share) to holders of stock purchase rights ("Rights") to be issued to the Company's stockholders in a transaction registered under the Securities Act of 1933, as amended, in Registration Statement File No. 333-58797 (the "Registration Statement").

In rendering the opinion stated below, we have examined and relied, with your consent, upon the following:

     (i)       The Plan and Agreement of Merger dated June 18, 1998;

     (ii)      The Registration Statement; and

     (iii) Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions expressed in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct,
(v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with

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[Letterhead]

Family Bargain Corporation
October 12, 1998                                                 Page 2



their terms and (vi) the Company has at all times been, and will at all times continue to be, organized and operated in accordance with the terms of such documents. We have further assumed, with your consent, the accuracy of the statements and descriptions of the Company's activities as described in the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that:

     1) Neither the distribution of Rights to the Company's stockholders nor the exercise of Rights will be taxable to the Company's stockholders. Section 305 of the Internal Revenue Code of 1986, as amended (the "Code").

     2) The basis of a Right will be (i) with respect to a stockholder to whom the Right is issued, a portion of the stockholder's basis in the current Common Stock determined by allocating that basis between the Common Stock and the Rights on the basis of their respective market values immediately after the Rights are issued (except that, if the market value of the Rights immediately after issuance is less than 15% of the market value of the Common Stock, none of the basis in the Common Stock will be allocated to the Rights and the basis in the Rights will be zero), and (b) with respect to a stockholder who purchases a Right in the market, the purchase price of the Right. Code Section 307.

     3) The holding period of a Right issued by the Company to a stockholder will include the period the stockholder held the Common Stock. The holding period of a Right purchased in the market will begin on the date of the purchase. Code Section 1223(5).

     4) Any gain or loss on the sale of a Right will be treated as a capital gain or loss if the Right is a capital asset in the hands of the seller. A Right issued with regard to Common Stock will be a capital asset in the hands of the stockholder if the Common Stock is a capital asset in the hands of such stockholder. Code Section 1221.

     5) If a Right is exercised, the basis of the Common Stock issued to the holder who exercises the Right will include the holder's basis in the Right and the amount paid upon exercise of the Right. Code Section 307.

     6) If a Right is exercised, the holding period of the Common Stock acquired by exercising the Right will begin on the day the Right is exercised. Code Section 1223(6).

The opinion stated above represent our conclusions as to the application of federal income tax laws existing as of the date of this letter to the proposed issuance contemplated in the Registration Statement and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinion. An opinion of counsel merely represents counsel's judgement with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to such opinion will not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinion.


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[Letterhead]

Family Bargain Corporation
October 12, 1998                                                     Page 3

The opinion set forth above represents our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinion referred to herein. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter.

The opinion set forth in this letter: (i) is limited to those matters expressly covered; no opinion is to be implied in respect of any other matter; (ii) is as of the date hereof; and (iii) may not be relied on by any other person or entity other than you or your stockholders without our prior written consent. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.


Very truly yours,

/s/ Rogers & Wells LLP